Exhibit 10.11

EMPLOYMENT AGREEMENT

Agreement made as of the day 31st of December, 2001 by and between Wise Metals Group, LLC, a limited liability company organized and existing under the laws of the State of Delaware, and having its principal place of business located at International Tower Building, Suite 600, 857 Elkridge Landing Road, Linthicum, Maryland 21070 (the “Company”) and Jerry David, an individual residing at 8 Moales Lane, Owings Mills, Maryland 21117 (the “Executive”).

In consideration of the premises and the mutual promises and covenants herein contained, the parties agree as follows:

1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment, as Executive in Charge of Business Development/Metals Management of the Company upon the terms and conditions hereinafter set forth.

2. Duties. The Executive shall serve as the Executive in Charge of Business Development/Metals Management of the Company and as such shall have such executive responsibilities and authority as are commensurate with such position. The Executive shall perform such duties on a part time basis, primarily in the greater Baltimore area.

3. Term. Subject to the provisions for termination set forth in Sections 7 and 8 below, the term of this Agreement shall be effective and commence as of October 1, 2001 and shall continue until September 30, 2003; and thereafter, shall continue until terminated by either party upon no less than ninety (90) days written notice (the “Term”).

4. Compensation.

(a) For all services rendered by the Executive under this Agreement, the Company shall pay the Executive during the Term of this Agreement (subject to withholding, other applicable employment taxes and all other customary deductions) a base salary at the rate of Three Hundred Thousand ($300,000.00) Dollars per annum during the Term of this Agreement (the “Base Salary”). Such annual Base Salary shall be payable, in accordance with the Company’s normal payroll policies. Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other benefit plans of the Company.

(b) If at any time during the Term the Company is prohibited, by contract or law, from paying the Executive, then Executive’s Base Salary shall be accrued and earn interest at the rate of Prime, as set forth from time to time in the Wall Street Journal, plus 2 points. Any accrued Base Salary shall be paid to Executive as soon as any such prohibition is lifted.

5. Fringe Benefits.

(a) During the continuance of the Executive’s employment under this Agreement, the Executive shall be entitled, to the extent he is eligible, to participate in all employee medical benefit plans sponsored or maintained by the Company, including all group hospitalization, medical, health and accident, disability, life, accidental death and other insurance, and any similar plans or programs of the Company now existing or hereafter established. The Company shall not make any changes in such plans and arrangements which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all officers of the Company and does not result in a proportionately greater reduction in the rights of, or benefits to, the Executive as compared with any other officers of the Company. The Company currently covers the Executive and his wife under the group medical insurance plan.

(b) During the continuance of the Executive’s employment under this Agreement, the Executive shall be entitled, to the extent he is eligible, to participate in all other employee benefit plans sponsored or maintained by the Company in whole or in part, including but not limited to any pension, 401(k), profit sharing, or similar plan or program of the Company now existing or hereafter established. The Company shall not make any changes in such plans and arrangements which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all officers of the Company and does not result in a proportionately greater reduction in the rights of, or benefits to, the Executive as compared with any other officers of the Company.

(c) The Company shall reimburse the Executive for all reasonable, ordinary and necessary business expenses incurred by the Executive in connection with performance of the Executive’s duties of employment hereunder, upon presentation by the Executive, from time to time, of such itemized account of such expenditures as may reasonably be required by the Company in order to substantiate same for federal and state income tax purposes.

(d) The Executive shall have and receive an automobile allowance of One Thousand ($1000) dollars per month.

6. Vacation. The Executive shall be entitled liberal vacation during the Term of this Agreement commensurate with his part-time employment. The Company shall not be liable for any additional compensation should the Executive fail to take such vacation in any given year.

7. Termination By Company.

The employment of the Executive hereunder may be terminated by the Company without any breach of this Agreement upon the happening of any of the following events:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a regular basis for more than one hundred eighty (180) days within any twelve month period, the Company may terminate the Executive’s employment hereunder upon thirty (30) days written notice.

(c) Cause. The Company shall have the right to terminate the Executive’s employment for “Cause”. Termination for Cause shall arise when termination is the result of (i) fraud or dishonesty in connection with the Company’s business which could be materially damaging to the Company; or (ii) the Executive is guilty of willful misconduct in the performance of his duties hereunder which could be materially damaging to the Company without reasonable good faith belief by the Executive that such conduct was in the best interests of the Company.

8. Termination By Executive. The Executive may terminate his employment hereunder for “Good Reason” which goes uncured for a period of thirty days from the date of a written notice, given in accordance with Paragraph 11 below, is given to the Company by the Executive specifying the reason for termination. For the purposes of this Agreement, Good Reason shall mean a material breach by the Company of its obligations to the Executive arising in connection with this Agreement.

9. Misc. Provisions re Termination.

(a) Notice. Any termination of the Executive’s employment by the Company or by the Executive (other than a termination pursuant to Paragraph 7(a) above) shall be communicated by a notice of termination to the other party hereof. For the purposes of this Agreement, “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon (or in the case of the Executive the specific provision breached) and shall set forth in reasonable detail the facts and circumstances to claim to provide a basis for termination of the Executive’s employment under this provision so terminated.

(b) Date of Termination. The date of termination shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if his employment is terminated pursuant to Paragraph 7(b) above, thirty (30) days after notice of termination is given; (iii) if the Executive’s employment is terminated pursuant to Paragraph 7(c), the date specified in the notice of termination, provided the Executive shall not have cured the reason for termination set forth in said notice, and (iv) if his employment is terminated pursuant to Paragraph 8 above, thirty (30) days after notice of termination is given, provided the Company shall not have cured the reason for termination set forth in said notice.

(c) Compensation Upon Termination or During Disability.

(i) During any period in which the Executive is disabled, the Executive shall continue to receive his Base Salary at the rate then in effect during such period until his employment is terminated pursuant to Paragraph 7(b) above. Notwithstanding the foregoing, payments made to the Executive during the disability period shall be reduced by the sum of the amounts, if any, payable to the Executive pursuant to any disability benefit provided by the Company. If the Executive employment is terminated pursuant to Paragraph 7(b) above, then in addition the Company shall also pay any other sums due the Executive plus a severance payment equal to one year’s Base Salary payable in twelve equal monthly installments commencing one month following the date of termination.

(ii) If the Executive’s employment is terminated by his death, the Company shall pay to the Executive’s spouse or if he leaves no spouse, to his estate, his Base Salary and any other sums due Executive through the date of his death plus a severance payment equal to one year’s Base Salary payable in twelve equal monthly installments commencing one month following the date of death.

(iii) If the Executive’s employment shall be terminated for Cause, the Company shall pay the Executive his full salary plus any other sums due the Executive through the date of termination.

(iv) If the Company terminates this Agreement due to a Change of Control (defined below) and in connection with such Change of Control, the Executive does not receive an amount which when aggregated with all of the other amounts equals or exceeds the Minimum Purchase Price set forth the Percentage Interest Purchase Agreement dated September     , 2001 by and between the Executive and the principal member if the Company (the “Purchase Agreement”), the Company shall pay to the Executive his Base Salary and any other sums due Executive through the date of his death plus a severance payment equal to five years Base Salary multiplied by a fraction the numerator of which is the number of months remaining until the ten year anniversary of this agreement and the denominator of which is the numeral 120. Notwithstanding the foregoing, the severance payment shall be limited to the amount by which the payments to the Executive pursuant to the Purchase Agreement are less than the Minimum Purchase Price. All payments due pursuant to this Paragraph 9(c)(iv) shall be paid in a lump sum upon termination.

(d) For purposes of this Employment Agreement, the term “Change in Control” shall mean that Silver Knot, LLC, or its Affiliates are in no longer in Control of the Company.

(e) As used herein “Affiliate” means, with reference to a specified Person: (i) a Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, the specified Person, or (ii) any Person that is an officer, partner, member or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an officer, partner or trustee, or serves in a similar capacity, or (iii) a relative. “Control” (including the terms “Controlling,” “Controlled By” and “Under Common Control With”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and/or policies of the Company, whether through the ownership of securities or otherwise. “Person” means and includes an individual, a corporation, a partner ship, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

10. Miscellaneous.

(a) No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties except as herein otherwise provided.

(b) This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise by the laws of the State of Delaware without regard to its conflicts laws.

(c) The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

(d) The invalidity of any non-material terms and provisions of this Agreement shall in no way affect the validity of any other provision, or any part thereof, of this Agreement.

(e) The rights and obligations of the parties arising under this Agreement shall inure to the benefit of and shall be binding upon their heirs, representatives, successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers to the Executive, in a form reasonably acceptable to Executive’s counsel, an assumption of the obligations of the Company arising under this Agreement or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

(f) This Agreement contains the entire understanding of the parties and any and all prior matters having been merged herein and made a part of this Agreement.

(g) The waiver by the any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

(h) The Executive shall not assign, transfer, or convey, pledge or encumber this Agreement or his right, title or interest therein, or his power to execute the same, without the consent in writing of the Company.

(i) Except as may be otherwise specifically provided in this Agreement, all Notices required or permitted hereunder shall be in writing and shall be deemed to be delivered when deposited in the United States Mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties as set forth on the first page of this Agreement or at such other addresses as may have been theretofore specified by written Notice delivered in accordance herewith. If the address of either party shall change, such party shall notify the other party by written notice of such new address.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have each executed and delivered this Agreement the day and year first above written.

WISE METALS GROUP, LLC

By:	/s/ David D’Addario

/s/ Gerald David
GERALD DAVID

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (“Agreement”) is made and entered into as of the         th day of November, 1999, by and between Wise Metals Group LLC (“Wise Metals” or the “Company”), a Delaware limited liability company, with its principal office at 857 Elkridge Landing Road, Linthicum, Maryland 21090, and John J. Cameron (“Employee”), whose residence is at 10 East Lee Street, Apt. 2301, Baltimore, Maryland 21202.

WHEREAS, Wise Metals and Employee entered into an Employment Agreement dated April 1, 1999 (“Employment Agreement”);

WHEREAS, the Employment Agreement provides that, as a benefit of Employee’s employment with Wise Metals, the Company and Employee have entered into a split dollar life insurance agreement;

WHEREAS, the Employment Agreement provides for the payment of certain severance payments upon termination of the term of employment;

WHEREAS, the initial term of the Employment Agreement is scheduled to expire on March 31, 2002; and

WHEREAS, Wise Metals and Employee desire to extend the term of the Employment Agreement, and make certain other modifications to the terms and conditions of employment as set forth more particularly herein;

NOW THEREFORE, In consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are mutually acknowledged by each party, it is agreed as follows:

1. Paragraph 2 of the Employment Agreement shall be deleted in its entirety and replaced with the following Paragraph:

2. Term. Subject to the termination provisions, below, the term of employment under this Agreement shall be April 1, 1999, through March 31, 2003.

2. Paragraph 3(d) of the Employment Agreement shall be deleted in its entirety and replaced with the following Paragraph:

(d) Severance Bonus. On March 31, 2003, Employee shall be entitled to commence receiving an aggregate severance bonus of $2.5 million, payable in quarterly increments of $125,000 (one-hundred and twenty-five thousand dollars), without interest, over a five (5) year period. Such severance bonus is fully vested and shall be nonforfeitable, and Employee’s entitlement to such severance bonus shall in all events survive the termination of this Agreement.

Notwithstanding the provisions of this Section, in the event of any “change in control” of the Company, as defined in Paragraph 7(c) of the Employment

Agreement, Employee may elect to immediately commence receiving an aggregate severance bonus of $2.5 million. Upon such election by the Employee, the Company shall commence payment of the bonus in quarterly increments of $125,000 as set forth above. Any and all person(s) or entity(ies) who become the beneficial owner(s) of a 50% or greater ownership interest in Wise Alloys LLC as a result of a change in control as defined in Paragraph 7(c) of the Employment Agreement will be fully bound and shall abide by the provisions of this Paragraph.

3. Paragraph 5(c) of the Employment Agreement shall be deleted in its entirety and replaced with the following Paragraph:

(c) Life Insurance. In connection with certain financial dealings with the Bank Sociéte Generale, the Company has purchased a $2,000,000 Key Man Life Insurance Policy (“Policy”) on Employee’s life, which currently is assigned to Sociéte Generale. With respect to that Policy #17B087300, issued by Banner Life Insurance Company and effective June 15, 1999, the Company and Employee agree to the following:

Continuation/Conversion of Key Man Life Insurance Policy

(i)	In the event the Company decides to cancel this Policy, whether due to the termination or expiration of the Employment Agreement, in the event of any change in “control of Company” as defined in Paragraph 7(c) of the Employment Agreement, or for any other reason, Employee shall have the right to assume this Policy at his own cost at the currently scheduled premiums.

(ii)	In order to allow Employee the opportunity to assume this Policy, the Company agrees that it will give Employee at least thirty (30) days of notice prior to canceling the Policy. This notice will be in writing and sent to Employee’s last known home address.

(iii)	This provision will survive the term of the current Employment Agreement, March 31, 2003, and will remain in effect until either the expiration of the Policy term or until Employee affirmatively elects not to assume the Policy upon cancellation by the Company.

(iv)	In the event of a change in control, as defined in Paragraph 7(c), any and all person(s) and/or entity(ies) who become the beneficial owner(s) of a 50% or greater ownership interest in Wise Alloys LLC will be fully bound and shall abide by the provisions of this Paragraph 5(c).

4. Paragraph 7(c) of the Employment Agreement shall be deleted in its entirety and replaced with the following Paragraph:

(c) Notwithstanding the provisions of this Section, in the event of any “change of control” of the Company, Employee may elect to terminate his employment with the Company and Employee shall continue to be entitled to his current Base Salary, less required withholdings, over the remainder of the term of the employment as set forth in Section 3 of this Agreement. Such amount shall be paid in installments in accordance with Wise Alloys’ payroll policy over the term of the continuation period. In the event of any “change in control” of the Company, Employee may also elect to immediately commence receiving an aggregate severance bonus of $2.5 million as set forth in Paragraph 3(d) of the Employment Agreement. Employee will cease to be eligible for additional incentive compensation not already awarded.

For purposes of this provision, “change of control” means any transaction, including but not limited to a sale, consolidation, merger, acquisition, or reorganization, that results in any person(s) or entity(ies) other than the members and economic interest holders of Wise Metals Group LLC as of April 1, 1999 becoming the beneficial owner (directly or indirectly) of a 50% or greater ownership interest in Wise Alloys LLC.

5. From Paragraph 7(d) of the Employment Agreement, the date “March 31, 2002,” shall be deleted and replaced with the date “March 31, 2003”, such that Paragraph 7(d) now reads as follows:

(d) In addition, after this Agreement expires by its own terms on March 31, 2003, Wise Metals and Employee will enter into an Agreement whereby Employee will provide consulting services as an independent contractor (with the duties and scope of such services to be mutually agreed upon by the Company and Employee) to the Company for a term of five (5) years at an annual salary of $100,000, payable in quarterly increments of $25,000.

6. This Amendment No. 1 is being made in accordance with the provisions of the Employment Agreement and is being agreed to in writing by both the Company and the Employee.

7. With the exception of the modifications set forth in this Amendment No. 1 to Employment Agreement, all other provisions of the Employment Agreement between the Company and Employee shall remain unchanged, and in full force and effect.

8. Governing Law. This Amendment No. 1 shall be governed by, and interpreted in accordance with, the laws of the state of State of Maryland, without giving effect to its principles of conflicts of laws.

In witness whereof, the parties have executed this Amendment No. 1 to Employment Agreement.

AGREED & ACCEPTED:

WISE METALS GROUP LLC

/s/ JOHN J. CAMERON	By:	/s/ GERALD M. DAVID
John J. Cameron		Gerald M. David
President & CEO		Chairman

Wise Metals Group LLC

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 dated as of July 15, 2002 (the “Amendment No. 2”) to that certain Employment Agreement by and between Wise Metals Group, LLC, a Delaware limited liability company with offices at 857 Elkridge Landing Road, Linthicum, Maryland 21090 (the “Company”) and John J. Cameron whose residence is at 10 East Lee Street, Apt, 2301, Baltimore, Maryland 21202 (the “Employee”).

WHEREAS, the Company and Employee entered into an Employment Agreement dated April 1, 1999 as amended by Amendment No. 1 in November, 1999 (the “Employment Agreement”);

WHEREAS, the Employment Agreement provides that as a benefit to the Employee, the Employee shall be entitled to a severance bonus and certain consulting arrangements upon termination of the Employment Agreement;

WHEREAS, the Employment Agreement is currently scheduled to expire on March 31, 2003, and

WHEREAS, the Company and the Employee desire to extend the term of the Employment Agreement and make certain other modifications to the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged by each party, the parties agree as follows:

1. Section 2 of the Employment Agreement is hereby deleted in its entirety and the following shall be substituted in its stead:

2. Term. Subject to the termination provisions below, the term of employment under this Agreement shall be April 1, 1999 to March 31, 2005.

2. Section 3(d) of the Employment Agreement is hereby deleted in its entirety and the following new Section 3(d) shall be substituted in its stead:

(d) Payments in lieu of Severance Bonus.

In addition to and not in limitation or derogation of any other payments to Employee hereunder, whether as compensation, as benefits or for consulting services, on the 15th day of each month, commencing on July 15, 2002 and continuing until the date on which Employee has received a total of Two Million Five Hundred Thousand ($2,500,000) dollars, the Company shall pay the sum of Twenty Five Thousand ($25,000) dollars per month (the “Monthly Payment”) to Employee.

3. Sub-section 5(c)(iii) of the Employment Agreement is hereby amended to change the date set forth therein from “March 31, 2003” to “March 31, 2005”.

4. Section 6(a)(i) of the Employment Agreement is hereby deleted in its entirety.

5. Section 6(b) of the Employment Agreement is hereby amended to add the following sentence to the end of said section:

“The failure of the Employee to return the property of the Company pursuant to this Section 6(b) shall not be grounds to terminate the Employee for “cause” pursuant to Section 6(a)(iv) of this Agreement.”

6. Section 7(c) of the Employment Agreement is hereby deleted in its entirety.

7. Section 7(d) of the Employment Agreement is hereby is hereby amended by changing the reference to calendar year “2003” set forth therein to the calendar year 2005.

8. This Amendment No. 2 is being made in accordance with the provision of the Employment Agreement and will be effective once signed by the Company and the Employee.

9. With the exception of the modifications expressly set forth in this Amendment No. 2, all other provisions of the Employment Agreement shall remain unchanged. In the event of any conflict between the provisions of the Employment Agreement and this Amendment No. 2, this Amendment No. 2 shall control.

10. This Amendment No. 2 may be signed in counterparts, each of which shall operate as an original and both of which together shall be considered one document.

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In witness whereof the parties have executed this Amendment No. 2 the Employment Agreement.

Wise Metals Group, LLC

By:	/s/ DAVID D’ADDARIO
David D’Addario, Chairman

/s/ JOHN J. CAMERON
John J. Cameron